UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2018

nFüsz, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55314	90-1118043
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

344 S. Hauser Boulevard, Suite 414

Los Angeles, California 90036

(Address of principal executive office, including zip code)

(855) 250-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 8, 2018, nFüsz, Inc., a Nevada corporation (“our”, “we,” or “us”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Sound Concepts, Inc., a Utah corporation (“Sound Concepts”), NF Merger Sub, Inc., a Utah corporation (“Merger Sub 1”), NF Acquisition Company, LLC, a Utah limited liability company (“Merger Sub 2”), the shareholders of Sound Concepts (the “Shareholders”), the shareholders’ representative (the “Shareholder Representative”), and us, pursuant to which we will acquire Sound Concepts (the “Sound Concepts Acquisition”) through a two-step merger, consisting of merging Merger Sub 1 with and into Sound Concepts, with Sound Concepts surviving the “first step” of the merger as our wholly-owned subsidiary (and the separate corporate existence of Merger Sub 1 will cease) and, immediately thereafter, merging Sound Concepts with and into Merger Sub 2, with Merger Sub 2 surviving the “second step” of the merger such that upon the conclusion of the “second step” of the merger, the separate corporate existence of Sound Concepts will cease and Merger Sub 2 will continue its limited liability existence under Utah law as the surviving entity and as our wholly-owned subsidiary (collectively, the “Merger”).

Consideration

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Sound Concepts’ capital stock issued and outstanding immediately prior to the Effective Time (the “Sound Concepts Capital Stock”) will be cancelled and converted into the right to receive a proportionate share of $25,000,000 of value (the “Closing Merger Consideration”), to be payable through a combination of a cash payment by us of $15,000,000 (the “Acquisition Cash Payment”) and the issuance of shares of our common stock (the “Common Stock”) with a fair market value of $10,000,000 (the “Acquisition Stock”). The Closing Merger Consideration is not subject to any closing working capital adjustment or post-closing working capital adjustment.

Escrow Agreement

Pursuant to the Merger Agreement, at or prior to the closing of the Sound Concepts Acquisition (the “Closing”), Sound Concepts will deliver to us an executed escrow agreement (the “Escrow Agreement”). In accordance with the Escrow Agreement, at the Closing, we will deposit that number of shares of our Common Stock obtained by dividing $2,500,000 by the price of our Common Stock at the Closing pursuant to the terms of the Merger Agreement (the “Escrow Shares”) with the escrow agent for the purpose of securing the indemnification obligations of the Shareholders set forth in the Merger Agreement.

Representations, Warranties, and Indemnities

Sound Concepts, the Shareholders, Merger Sub 1, Merger Sub 2, and we made customary representations, warranties, and indemnities subject to, in some cases, exceptions and qualifications as will be set forth in a disclosure schedule to the Merger Agreement (the “Disclosure Schedules”).

Covenants and Other Agreements

Sound Concepts, the Shareholders, Merger Sub 1, Merger Sub 2, and we agreed to certain covenants and other agreements, including, among others, (i) covenants requiring Sound Concepts and the Shareholders to not solicit other acquisition bids or proposals, (ii) covenants regarding non-solicitation and non-competition, and (iii) covenants requiring Sound Concepts and the Shareholders to provide us with annual financial statements for the years ended December 31, 2017 and 2016 that have been audited by an independent certified public accounting firm that is registered under the Public Company Accounting Oversight Board and interim financial statements for the six-month periods ended June 30, 2018 and 2017, which are attached to this Current Report as Exhibit 99.1.

Conditions to Closing the Sound Concepts Acquisition

Completion of the Sound Concepts Acquisition is subject to the satisfaction or waiver of certain conditions. In addition to customary closing conditions, our obligation to complete the Sound Concepts Acquisition is conditioned upon the consummation of an underwritten public offering of shares of our Common Stock and receipt by us of offering proceeds that will be used to pay for all or a portion of the Acquisition Cash Payment (the “Offering Condition”). Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any of the securities in our anticipated offering of shares of our Common Stock.

Closing

Subject to the conditions of the Merger Agreement, the closing of the Sound Concepts Acquisition will occur by electronic exchange of documents no later than three business days after the last of the closing conditions, including, without limitation, the Offering Condition, has been satisfied or waived. Currently, we anticipate the closing of the Sound Concepts Acquisition to occur in the first quarter of fiscal 2019; however, there can be no assurance that the Sound Concepts Acquisition will close in the first quarter of fiscal 2019, or at all.

Termination of the Merger Agreement

The Merger Agreement may be terminated under certain circumstances, including, but not limited to: (i) the mutual written consent of Sound Concepts and us; (ii) by us if there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Sound Concepts or the Shareholders pursuant to the Merger Agreement that would give rise to the failure of any of the closing conditions and such breach, inaccuracy, or failure has not been cured within 10 days of Sound Concepts’ receipt of written notification of such breach from us; provided, that, none of Merger Sub 1, Merger Sub 2, or us is then in material breach of any provision of the Merger Agreement; (iii) by us if any of Merger Sub 1’s, Merger Sub 2’s, and our closing conditions, including the Offering Condition, have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 31, 2019, unless such failure is due to our failure to perform or comply with any of the covenants, agreements, or conditions required to be performed or complied with by it prior to the Closing of the Sound Concepts Acquisition; (iv) by Sound Concepts if there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Merger Sub 1, Merger Sub 2, or us pursuant to the Merger Agreement that would give rise to the failure of any of the closing conditions and such breach, inaccuracy, or failure has not been cured within 10 days of our receipt of written notice of such breach from Sound Concepts; provided, that neither Sound Concepts or the Shareholders is then in material breach of any provision of the Merger Agreement; (v) by Sound Concepts if any of Sound Concepts’ or the Shareholders’ closing conditions have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 31, 2019, unless such failure is due to Sound Concepts’, or the Shareholders’, failure to perform or comply with any of the covenants, agreements, or conditions to be performed or complied with by it or them prior to the Closing of the Sound Concepts Acquisition; and (vi) by Sound Concepts or us if (1) there is any law that makes consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited or (2) any governmental authority issued a governmental order restraining or enjoining the transactions contemplated by the Merger Agreement, and such governmental order has become final and non-appealable.

Letter Agreements

Also on November 8, 2018, Merger Sub 1, Merger Sub 2, Sound Concepts, the Shareholders, the Shareholders’ Representative, and us entered into a letter agreement (the “Letter Agreement”) with the specific intention that the provisions thereof shall relate to and, until the Closing of the Merger, defer the effectiveness or completion of certain provisions of the Merger Agreement, which provisions must be completed at or prior to the Closing.

The parties agreed that (i) the Disclosure Schedules will be finalized and, we anticipate, approved by us prior to the Closing, (ii) the parties will appoint an escrow agent to hold the Escrow Shares and, in connection therewith, the escrow agent and the parties will enter into an Escrow Agreement, the form of which will be subsequently agreed to by the parties, prior to the Closing, (iii) each Shareholder will execute a “lock-up” agreement, the form of which will be subsequently agreed to by the parties, prior to the Closing, and (iv) the directors and officers of the surviving entity will be determined prior to Closing. The Letter Agreement further provides that, if we reject any part of the Disclosure Schedules, then, after reasonable and good faith negotiations between Sound Concepts and us, either party may terminate the Merger Agreement in accordance with its terms. Similarly, if the parties are unable to agree as to any material provisions of the Escrow Agreement and “lock up” agreements within a reasonable time period, then, and only then, may any Shareholder or us terminate the Merger Agreement in accordance with its terms.

On November 12, 2018, Merger Sub 1, Merger Sub 2, Sound Concepts, the Shareholders, the Shareholders’ Representative, and us entered into an additional letter agreement (the “Second Letter Agreement”) with the intention of modifying Sections 9.01(b)(ii) and 9.01(c)(ii) of the Merger Agreement to change each date referenced therein from January 31, 2019 to February 28, 2019.

Business of Sound Concepts

Sound Concepts is an established 25-year-old business with approximately 80 employees, based in American Fork, Utah, providing digital marketing and sales support services, including a video-based mobile sales application, to the direct sales industry. Their sales application, offered as a SaaS application, is marketed under the brand name Brightools and is offered as a white-labeled application to large corporate enterprises engaged in the network marketing and affiliate marketing industry. Sound Concepts currently has approximately 75 clients in the network marketing and affiliate marketing sector, which include Young Living, Isagenix, Vasayo, Nu Skin, Nerium, Forever Living, Seacret, among many others. The Brightools app is a comprehensive sales, lead generation, and customer relationship management tool specifically designed to meet the needs of direct sales representatives and others engaged in network marketing and affiliate marketing sales. The Brightools app also incorporates recruiting tools, sales representative training, and education tools, and includes instant notification capabilities to notify sales reps on their mobile devices when a prospect has engaged in shared content. Brightools allows sales reps to share sales and product video content with their prospects via email and text, post content directly to social media, access corporate sales and product training materials, and receive analytics data and other engagement information regarding their prospects’ interactions with the digital sales content distributed through the app. Brightools also tracks customer purchases and allows corporate to monitor field activity to track the effectiveness of campaigns as well as compliance. In addition, sales reps can order physical product samples and purchase customizable brochures, invites, thank-you cards, and more, for direct delivery to customers and prospects all through the application. The synergies of the digital and physical tools provide sales reps with unique solutions to engage their prospects, acquire customers, close sales, and grow their businesses. Brightools is available on, and compatible with, virtually all mobile devices and is currently in use in over 48 different countries. As of the date hereof, Sound Concepts has more than 490,000 current users of its Brightools app, representing an increase of more than 127,000 users since August 2018.

We believe that Sound Concepts’ business is highly complementary to our own, and the combination of their technology, customer base, and human capital with our own, including the integration of our interactive video technology into Brightools, among other synergies and enhancements, will result in increased shareholder value.

Sound Concept’s principal executive office is located at 782 South Auto Mall Drive, Suite A, American Fork, Utah 84003. Its telephone number at that location is (801) 225-9520.

Retention of Certain Sound Concepts Key Employees

The parties intend that McKinley J. Oswald, Jason Matheny, Colby Allen, and JJ Oswald will be employed by us following the Closing of the Sound Concepts Acquisition under terms and conditions agreed upon and to be memorialized in written employment agreements entered into with each key employee prior to Closing. The following is a brief summary of the business experience and education of each key employee.

McKinley J. Oswald, Chief Executive Officer of Sound Concepts

McKinley J. Oswald, age 43, has served as the Chief Executive Officer of Sound Concepts since 2014. His full-time contributions at Sound Concepts began after graduating from the University of Utah in 1998. In 2001, Mr. Oswald and his partners purchased Sound Concepts, and over the past 17 years have introduced numerous innovations that significantly expanded the company’s offerings and revenue generation capabilities, including the development of the Brightools platform. Mr. Oswald has been principally responsible for establishing the culture and direction of Sound Concepts and has helped position Sound Concepts at the forefront of the industry by securing customer relationships with many of the leading direct sales, network marketing, and affiliate marketing companies, and partnerships with industry experts.

Jason Matheny, Chief Technology Officer of Sound Concepts

Jason R. Matheny, age 48, has served as Sound Concepts’ Chief Technology Officer since 2014. After graduating with a bachelor’s degree in accounting from the University of Utah, he went on to obtain his MBA from Brigham Young University. Coupling his education with his versatility has allowed Mr. Matheny to take on a variety of responsibilities during his more than 25 years at Sound Concepts. Since Mr. Matheny and his partners purchased Sound Concepts in 2001, he has served in a variety of roles, including Chief Financial Officer. Currently, Mr. Matheny oversees all aspects of the company’s technology team, having played an instrumental role in launching the digital Brightools platform and leading the Brightools team in doubling its growth each of the last two years.

Colby Allen, Chief Operations Officer of Sound Concepts

Colby Allen, age 44, has served as the Chief Operating Officer of Sound Concepts since 2014. Previously, Mr. Allen served as Chief Sales Officer. During the course of his career, Mr. Allen has utilized his skill set to focus on the creation of online and offline tools that help companies more effectively communicate their value proposition. Mr. Allen has overseen the integration of the Brightools platform with Sound Concepts’ on-demand marketing and sample delivery tools. His experience has helped improve virtually every aspect of Sound Concepts’ operations and ensured that Sound Concepts’ digital tools and physical operations operate synergistically. Mr. Allen earned a Bachelor of Science degree in Business Marketing from the University of Phoenix (magna cum laude).

JJ Oswald, Chief Sales Officer of Sound Concepts

JJ Oswald, age 41, is the Chief Sales Officer of Sound Concepts, a position he has held since 2014. Prior to joining Sound Concepts, Mr. Oswald owned an event rental company, and assisted in growing revenues by 400% before eventually selling the company. He joined the Sound Concepts team in 2007 and brought with him a wide array of sales experience with a focus on developing and maintaining robust and mutually beneficial relationships with clients. Mr. Oswald has played a key role in the design of many of the sales tools contained within the Brightools platform. These tools have proven instrumental in driving significant revenue increases and the overall growth and adoption of the Brightools platform.

Management’s Discussion and Analysis of Financial Condition and Results of Operations – Sound Concepts

The following discussion and analysis of the results of operations and financial condition of Sound Concepts for the fiscal years ended December 31, 2017 and 2016 and six-month periods ended June 30, 2018 and 2017, should be read in conjunction with the financial statements and related notes and the other financial information that are included as Exhibits to this Current Report on Form 8-K.

Results of Operations

Six Months Ended June 30, 2018 compared to the Six Months Ended June 30, 2017

Revenues

Revenue for the six months ended June 30, 2018 decreased by approximately $1.1 million, or 15%, to approximately $5.9 million, as compared to approximately $6.9 million for the six months ended June 30, 2017. Historically, Sound Concepts primarily had two lines of business: (1) corporate kits, which consists of “starter kits” for corporations to use for their marketing needs, and (2) fulfillments, which consists of various custom products used for marketing purposes at conferences and other events. Recently, Sound Concepts began moving away from the fulfillment business model to an on-demand business model. The decrease in revenues for the six months ended June 30, 2018 primarily related to a decrease of approximately $1.7 million in the number of corporate kits sold as a customer moved its business closer to its corporate headquarters and a decrease of approximately $803,000 in fulfillment orders due to a temporary slowdown as Sound Concepts began to shift resources from stock-to-order fulfillment business to a higher margin print on-demand business. The overall decrease was offset by an increase in Sound Concepts’ digital revenue of $486,000, or 36%, driven by an expansion of their customer base.

Cost of Revenues

Cost of revenues for the six months ended June 30, 2018 decreased by approximately $695,000, or 19%, to approximately $3.0 million as compared to approximately $3.7 million for the six months ended June 30, 2017. The primary decrease in cost of revenues is attributed to a decrease in sales of corporate kits and fulfillment orders offset by increased digital costs associated with the increase in revenue.

Gross Profit

Gross profit for the six months ended June 30, 2018 decreased by approximately $366,000, or 11%, to approximately $2.9 million as compared to approximately $3.3 million for the six months ended June 30, 2017. The gross profit percentage was 49% for the six months ended June 30, 2018, as compared to 47% for the six months ended June 30, 2017.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2018 increased by approximately $382,000, or 61%, to approximately $1.0 million, as compared to approximately $629,000 for the six months ended June 30, 2017. The increase was primarily due to increased wages for staff and product development costs related to the growth of the digital business.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2018 decreased by approximately $531,000, or 26%, to approximately $1.5 million, as compared to approximately $2.0 million for the six months ended June 30, 2017. The decrease was primarily driven by the shift from the fulfillment model to an on-demand model. The shift towards an on-demand model lowered conference and other event costs. In addition, Sound Concepts recovered bad debt expense that was previously written-off.

Operating Income

Operating income for the six months ended June 30, 2018 decreased by approximately $217,000, or 35%, to approximately $407,000, as compared to approximately $624,000 for the six months ended June 30, 2017. The decrease in operating income was driven by the decrease in gross profit of $366,000 offset by the decrease in operating expenses of $149,000.

Fiscal Year Ended December 31, 2017 compared to Fiscal Year Ended December 31, 2016

Revenues

Revenue for the year ended December 31, 2017 decreased by approximately $1.1 million, or 9%, to approximately $11.5 million, as compared to approximately $12.7 million for the year ended December 31, 2016. The decrease primarily related to a $2.5 million decrease in sales of corporate kits as a customer moved its business closer to its corporate headquarters. The decrease was offset by an increase in Sound Concepts’ digital revenue of $1.4 million, or 81%, driven by an expansion of their customer base.

Cost of Revenues

Cost of revenues for the year ended December 31, 2017 decreased by approximately $2.3 million, or 27%, to approximately $6.3 million, as compared to approximately $8.6 million for the year ended December 31, 2016. The decrease is primary attributed to fewer corporate kits sold offset by increased digital costs associated with the increase in revenue.

Gross Profit

Gross profit for the year ended December 31, 2017 increased by approximately $1.2 million, or 29%, to approximately $5.3 million, as compared to approximately $4.1 million for the year ended December 31, 2016. The gross profit percentage was 46% for the year ended December 31, 2017, as compared to 32% for the year ended December 31, 2016. The increase in gross profit was attributable to the change in revenue mix from Sound Concepts’ traditional corporate kit and fulfillment businesses to the higher margin digital business within the network marketing vertical. Digital gross profit as a percentage total gross profit increased from 33% in 2016 to 51% in 2017. As Sound Concepts continues to shift its business to digital, it anticipates the gross profit percentage will continue to increase.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2017 increased by approximately $341,000, or 25%, to approximately $1.7 million as compared to approximately $1.4 million for the year ended December 31, 2016. The increase was primarily due to additional support and product development costs related to the growth of the digital business.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2017 increased by approximately $111,000, or 3%, to approximately $3.5 million as compared to approximately $3.4 million for the year ended December 31, 2016. The increase was principally the effect of an increase in a lease of a digital press. The digital press allows for the reduction of inventory, flexibility with client updates and increased efficiency.

Operating Loss

Operating loss for the year ended December 31, 2017 decreased by approximately $734,000, or 99%, to approximately $8,000 as compared to $742,000 for the year ended December 31, 2016. The decrease in operating loss was driven by the increase in gross profit of approximately $1.2 million offset by an increase in operating expenses of $452,000.

Liquidity and Capital Resources

As of June 30, 2018, Sound Concepts’ cash on hand was $263,000. Sound Concepts has relied on cash flows provided by operations to fund operations and operating obligations. Sound Concepts has been growing its revenue, which has contributed to the growth of its gross profit. Sound Concepts expects to incur increases in operating expenses as it further invests to develop and roll out the technology.

On December 27, 2016, Sound Concepts entered into a financing agreement with a financial institution, Zions National First Bank (ZB, N.A.) (“Zions”), to obtain a line of credit. The financing agreement entered into by and between Sound Concepts and Zions provided Sound Concepts with a revolving credit facility in an aggregate principal amount not to exceed $500,000 at any time (the “Revolving Line”). The Revolving Line is secured by Sound Concepts’ assets, bears average interest at a rate of 4% per annum, matures every anniversary, but automatically renews for additional one-year periods, until terminated by the parties. The Revolving Line matures on December 27, 2018. As of June 30, 2018, the amount outstanding under the Revolving Line was $175,000. As of October 29, 2018, the amount outstanding under the Revolving Line is $0. In addition, Sound Concepts has a note payable of $35,000.

Management believes that Sound Concepts’ cash on hand and cash flows expected to be generated from operations will be sufficient to fund Sound Concepts’ net cash requirements through November 2019. It is anticipated that Sound Concepts will not need to borrow from its Revolving Line.

Net Cash Provided by Operating Activities

Net cash provided by operating activities was approximately $294,000 for the six months ended June 30, 2018, compared to approximately ($78,000) for the six months ended June 30, 2017. Cash provided by operating activities for the six months ended June 30, 2018 was primarily the result of net income of $419,000 and cash collections from accounts receivable of $101,000, deferred revenue of $62,000, and customer deposits of $61,000, offset by a decrease in accounts payable of $268,000 and accrued expenses of $122,000. Cash provided by operating activities for the six months ended June 30, 2017 was primarily the result of net income of $624,000 offset by a decrease in accounts payable of $620,000 and a decrease in customer deposits of $170,000.

Net Cash Used in Investing Activities

Net cash used in investing activities was approximately $50,000 for the six months ended June 30, 2018, compared to approximately $7,000 used by investing activities for the six months ended June 30, 2017. The net cash used in investing activities for the six months ended June 30, 2018 and 2017 was principally attributable to the purchases of property and equipment.

Net Cash Used in Financing Activities

Net cash used in financing activities was approximately $59,000 for the six months ended June 30, 2018, as compared to approximately $3,000 for the six months ended June 30, 2017. During the six months ended June 30, 2018 and 2017, cash flows used in financing activities consisted of a decrease in the credit line of $105,000 offset by an increase in notes payable of $29,000 and a repayment of a related party loan of $17,000.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

Use of Estimates

Sound Concepts’ financial statements were prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. The accounting estimates and assumptions that require management’s most significant, difficult, and subjective judgment include the collectability of accounts receivable, inventory obsolescence, assessment of useful lives and recoverability of long-lived assets, and accruals for potential liabilities, among others. Actual results experienced by Sound Concepts may differ from management’s estimates.

Allowance for Doubtful Accounts

Accounts receivable are stated at a gross invoice amount less an allowance for doubtful accounts. Sound Concepts continually monitors customer payments and maintains a reserve for estimated losses resulting from its customers’ inability to make required payments. In determining the reserve, Sound Concepts evaluates the collectability of its accounts receivable based upon a variety of factors. In cases where Sound Concepts becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, Sound Concepts records a specific allowance against amounts due. For all other customers, Sound Concepts recognizes allowances for doubtful accounts based on its historical write-off experience in conjunction with the length of time the receivables are past due, customer creditworthiness, geographic risk and the current business environment. Actual future losses from uncollectible accounts may differ from Sound Concepts estimates.

The allowance for doubtful accounts was $94,000 as of June 30, 2018, $10,000 and $34,000 as of December 31, 2017 and 2016, respectively.

Impairment of Long-Lived Assets

Long-lived assets primarily include property and equipment. In accordance with the provision of ASC 360, Sound Concepts generally conducts its annual impairment evaluation of its long-lived assets in the fourth quarter of each year, or more frequently if indicators of impairment exist, such as a significant sustained change in the business climate.

As at June 30, 2018, December 31, 2017 and 2016, Sound Concepts determined there were no indicators of impairment of its property and equipment.

Revenue Recognition

Sound Concepts derives its revenue primarily from providing digital marketing and sales support services, from customized print products and training materials, to branded apparel and digital tools, as demanded by its customers. Revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable, and collectability of the resulting receivable is reasonably assured. Determining whether and when these criteria have been satisfied requires Sound Concepts to make assumptions and judgments that could have a significant impact on the timing and amount of revenue it reports.

Sound Concepts also charges certain customers setup or installation fees for the creation and development of websites and phone application. These fees are accounted as part of deferred revenues and amortized over the estimated life of the agreement.

Sound Concepts adopted ASC 606 starting January 1, 2018 around its revenue from contracts with customers. The adoption did not have a significant impact on Sound Concepts revenue recognition including its set-up income from customers.

Income Taxes

Sound Concepts is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of Sound Concepts being passed through to the member. As such, no recognition of federal or state income taxes for Sound Concepts or its subsidiaries that are organized as limited liability companies have been provided for in the accompanying financial statements. Any uncertain tax position taken by the member is not an uncertain position of Sound Concepts.

There was no taxable income and therefore no distributions in the years ended December 31, 2017 and 2016 respectively, as well as in the six months ended June 30, 2018 and 2017 respectively.

Section 2 – FINANCIAL INFORMATION

Item 2.01 Completion of Acquisition or Disposition of Assets.

We hereby incorporate by reference our disclosure set forth in Section 1, Item 1.01 of this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Exhibits

(a) Financial Statements of Business Acquired

The (i) audited financial statements of Sound Concepts as of and for the years ended December 31, 2017 and 2016, and the notes and independent auditors’ report related thereto, and (ii) unaudited financial statements of Sound Concepts as of and for the six months ended June 30, 2018 and 2017, and the unaudited notes related thereto, are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

(b) Pro Forma Financial Information

In accordance with Item 9.01(b)(2) of Form 8-K, the financial statements required under this Item 9.01 will be filed by amendment to this Current Report on Form 8-K no later than January 24, 2019 (which 71 days after November 14, 2018, the due date of this Form 8-K).

(d) Exhibits

Exhibits	Description of Exhibit
10.1	Agreement and Plan of Merger, dated November 8, 2018, by and among nFüsz, Inc., Sound Concepts, Inc., NF Merger Sub, Inc., NF Acquisition Company, LLC, the shareholders of Sound Concepts, Inc., and the shareholders’ representative

10.2	Letter Agreement dated November 8, 2018, by and among nFüsz, Inc., Sound Concepts, Inc., NF Merger Sub, Inc., NF Acquisition Company, LLC, the shareholders of Sound Concepts, Inc., and the shareholders’ representative

10.3	Letter Agreement dated November 12, 2018, by and among nFüsz, Inc., Sound Concepts, Inc., NF Merger Sub, Inc., NF Acquisition Company, LLC, the shareholders of Sound Concepts, Inc., and the shareholders’ representative

99.1	Audited financial statements of Sound Concepts for the years ended December 31, 2017 and 2016, and the unaudited notes related thereto, and unaudited financial statements of Sound Concepts as of and for the six months ended June 30, 2018 and 2017, and the unaudited notes related thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

nFüsz, Inc.

Dated: November 14, 2018	By:	/s/ Rory J. Cutaia
Rory J. Cutaia, Chairman and Chief Executive Officer